Exhibit 99.1

Investors:	Media:
Diamond Foods	Sard Verbinnen & Co for Diamond Foods
Linda Segre	Stacy Roughan/Alyssa Linn
SVP, Corporate Strategy	(310) 201-2040/(415) 618-8750
(415) 230-7952	sroughan@sardverb.com
lsegre@diamondfoods.com	alinn@sardverb.com

Diamond Reports Third Quarter Fiscal 2013 Financial Results

•	Consolidated net sales were $184.9 million, down from $207.7 million.

•	Snacks segment net sales grew 1.6 percent.

•	Nuts segment net sales declined 23.2 percent.

•	Gross profit was $43.4 million, up from $34.2 million.

•	Gross margin was 23.4 percent, up from 16.5 percent.

•	GAAP net loss was $15.6 million, compared to a GAAP net loss of $44.0 million.

•	Adjusted EBITDA was $23.2 million, up from $11.2 million.

•	Restates GAAP diluted EPS for Q2 and YTD Q2 of fiscal 2013.

(All comparisons above are to the third quarter of fiscal 2012)

SAN FRANCISCO, CA, June 10, 2013 – Diamond Foods, Inc. (NASDAQ: DMND) (“Diamond”) today reported financial results for its fiscal 2013 third quarter, which ended April 30, 2013.

In the third quarter of fiscal 2013, Diamond’s GAAP net loss was $15.6 million and its GAAP diluted loss per share (“EPS”) was ($0.71). GAAP results for the quarter included $12.9 million of certain SG&A expenses described below and a $1.9 million non-cash charge related to a change in the fair value of the Oaktree warrant liability. Excluding these items, Diamond’s non-GAAP net income for the third quarter of fiscal 2013 was $1.1 million and non-GAAP diluted EPS was $0.05.

“The progress we are making with our efforts to revitalize the Company is reflected in our results this quarter,” said Diamond’s Chief Executive Officer Brian J. Driscoll. “The improvement in gross margins reflects both an increase in net price realization in our portfolio and results of our cost saving efforts that are materializing in our operations and supply chain. While we still have difficult and important challenges to tackle, we continue to track toward an operating model that is designed to create sustainable growth.”

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Financial Review

(All comparisons below are to the third quarter of fiscal 2012 unless specified otherwise)

Consolidated net sales during the quarter decreased 11.0 percent, to $184.9 million, compared to the same quarter of the prior year. Gross profit was $43.4 million, or 23.4 percent of net sales, for the third quarter of fiscal 2013, compared to $34.2 million, or 16.5 percent of net sales, for the same quarter in the prior year.

The Company has two reportable segments: Snacks and Nuts. The Snacks segment includes products sold under the Kettle U.S., Kettle U.K. and Pop Secret brands. The Nuts segment includes products sold under the Diamond of California and Emerald brands.

Snacks Performance: Snacks net sales increased 1.6 percent, to $104.2 million driven by an increase in net price realization partially offset by a 5.5 percent decrease in volume. Snacks gross profit was $36.7 million, or 35.2 percent of net sales, for the third quarter of fiscal 2013, compared to $28.1 million, or 27.4 percent of net sales, for the same quarter in the prior year. This improvement in Snacks gross profit as a percentage of net sales reflected an increase in net price realization and a reduction in unit processing costs.

Nuts Performance: Nuts net sales decreased 23.2 percent, to $80.7 million driven by a 40.3 percent decrease in volume. The primary drivers of the volume decline were planned reductions in SKUs and lower promotional spending associated with the Emerald brand and lower walnut supply. Nuts gross profit was $6.7 million, or 8.3 percent of net sales, in the third quarter of fiscal 2013, compared to $6.1 million, or 5.8 percent of net sales, for the same quarter in the prior year. This improvement in Nuts gross profit as a percentage of net sales reflected an increase in net price realization, the elimination of lower performing SKUs, and cost savings initiatives, partially offset by an increase in certain commodity costs.

SG&A expense increased to $35.3 million for the third quarter of fiscal 2013, compared to $33.3 million for the same quarter in the prior year. Included in the third quarter of fiscal 2013 are $12.9 million of charges related to Fishers plant closure, impairment of an intangible asset, consulting fees and legal expenses. Included in the third quarter of fiscal 2012 are $8.3 million of charges that are related primarily to the audit committee investigation, restatement expenses and legal expenses.

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Advertising expense was $8.0 million, or 4.3 percent of net sales, for the third quarter of fiscal 2013, compared to $7.2 million, or 3.5 percent of net sales, for the same quarter in the prior year. This increase in advertising expense was primarily due to support of the Pop Secret and Kettle brands.

The Company recognized a $1.9 million loss on the Oaktree warrant liability in the quarter due to the change in the fair value of the warrant between January 31, 2013 and April 30, 2013.

Net interest expense was $14.5 million in the third quarter of fiscal 2013 compared to $7.7 million in the same quarter in the prior year. The increase was primarily due to the Oaktree debt and the higher interest rate on the Secured Credit Agreement.

The Company’s effective tax rate was 5.1 percent for the third quarter of fiscal 2013.

GAAP net loss was ($15.6) million compared to a loss of ($44.0) million in the prior year. On a non-GAAP basis, net income was $1.1 million compared to a net loss of ($4.9) million in the prior year.

EPS for the third quarter of fiscal 2013 on a GAAP diluted basis was a loss of ($0.71) compared to a loss of ($2.02) in the prior year. Non-GAAP EPS on a diluted basis was earnings of $0.05 compared to a loss of ($0.22) in the prior year.

The non-GAAP diluted EPS calculation includes 1.6 million and 1.7 million shares related to the Oaktree warrants based on the Treasury stock method for the third quarter and year-to-date periods, respectively.

Capital expenditures were $2.1 million for the third quarter of fiscal 2013.

Adjusted EBITDA was $23.2 million, or 12.6 percent of net sales, in the third quarter of fiscal 2013, compared to $11.2 million, or 5.4 percent of net sales, in the prior year. Year-to-date adjusted EBITDA increased $19.6 million, to $77.2 million, compared to the prior year. Please refer to the table at the end of this press release for a reconciliation of GAAP to non-GAAP information.

As of April 30, 2013, net debt outstanding was $577.8 million, including the Oaktree debt at its carrying value, as described in Footnote 3 of the Notes to Condensed Consolidated Financial Statements included as a part of Diamond’s Quarterly Report on Form 10-Q.

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Cash and availability on Diamond’s bank revolving line of credit on June 7, 2013 was approximately $96 million.

Outlook

Consistent with the outlook provided in the second quarter, net sales are expected to decline more in the back half of the fiscal year than the first half as compared to the prior year. Therefore, fourth quarter sales are expected to decline more than in the third quarter, driven primarily by the Nuts Segment. Fourth quarter gross margin is expected to be largely consistent with year-to-date performance. Advertising spending is expected to increase in the fourth quarter as compared to the third quarter and the prior year due largely to campaigns focused on Kettle and Pop Secret.

GAAP Diluted EPS to be Restated for Q2 of Fiscal 2013

Diamond plans to file an amendment to its quarterly report on Form 10-Q for the quarterly period ended January 31, 2013, to restate its previously reported GAAP diluted earnings (loss) per share for the three and six months ended January 31, 2013. The Company determined that the calculation of diluted earnings (loss) per share did not reflect the dilutive impact of the change in fair value in the Oaktree Capital Management, L.P. warrant liability. In accordance with ASC 260, when calculating diluted earnings (loss) per share, the gain on the warrant liability should have been reflected as an adjustment to the income available to common stockholders and the assumed exercise of the Oaktree warrant should be an adjustment to the weighted average shares outstanding. These adjustments for the gain or loss attributable to the Oaktree warrant are required when the effect of the adjustment would be dilutive. As a result, for the three months ended January 31, 2013, diluted earnings (loss) per share was restated from the previously reported diluted earnings per share of $0.43 to a restated diluted loss per share of ($0.37). For the six months ended January 31, 2013, diluted earnings (loss) per share was restated from the previously reported diluted loss per share of ($0.03) to a restated diluted loss per share of ($0.50). Please refer to the restated information as follows:

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	As Previously
	Reported		Adjustment		As Restated		As Reported
Numerator:	Three Months Ended January 31, 2013	Six Months Ended January 31, 2013	Three Months Ended January 31, 2013	Six Months Ended January 31, 2013	Three Months Ended January 31, 2013	Six Months Ended January 31, 2013	Three Months Ended January 31, 2012	Six Months Ended January 31, 2012
Net income (loss)	$10,141	$(588)	$—	$—	$10,141	$(588)	$(20,184)	$(9,383)
Less: income allocated to participating securities	(173)	—	(2)	—	(175)	—	—	—

Income (loss) attributable to common shareholders - basic	9,968	(588)	(2)	—	9,966	(588)	(20,184)	(9,383)
Add: undistributed income attributable to participating securities	175	—	—	—	175	—	—	—
Less: income attributed to gain on warrant liability	—	—	(18,625)	(11,109)	(18,625)	(11,109)	—	—
Less: undistributed income reallocated to participating securities	(165)	—	165	—	—	—	—	—

Income (loss) attributable to common shareholders - diluted	$9,978	$(588)	$(18,462)	$(11,109)	$(8,484)	$(11,697)	$(20,184)	$(9,383)

Denominator:
Weighted average shares outstanding - basic	21,781	21,703	—	—	21,781	21,703	21,724	21,684
Dilutive shares - stock options and warrant	1,361	—	73	1,805	1,434	1,805	—	—

Weighted average shares outstanding - diluted	23,142	21,703	73	1,805	23,215	23,508	21,724	21,684

Income (loss) per share attributable to common shareholders (1):
Basic	$0.46	$(0.03)	$—	$—	$0.46	$(0.03)	$(0.93)	$(0.43)
Diluted	$0.43	$(0.03)	$(0.80)	$(0.47)	$(0.37)	$(0.50)	$(0.93)	$(0.43)

(1)	Computations may reflect rounding adjustments.

Conference Call

Diamond will host an investor conference call and webcast on June 10, 2013, at 2:00 p.m. Pacific Daylight Time, to discuss results for the third quarter of fiscal 2013.

To participate in the call via telephone dial (888) 765-5568 from the U.S./Canada or (913) 981-5530 elsewhere and enter the participant pass code of 202-2171. To listen to the call over the internet, visit the Company’s website at http://www.diamondfoods.com and select “Investor Relations.”

Archived audio replays of the call will be available on the Company’s website and via telephone. The latter will begin approximately two hours after the call’s conclusion and remain available through 6:00 p.m. Pacific Daylight Time June 19, 2013. It can be accessed by dialing (888) 203-1112 from the U.S./Canada or (719) 457-0820 elsewhere. Both phone numbers require the participant pass code 202-2171.

Upcoming Events

Diamond Foods will be attending the Jefferies 2013 Global Consumer Conference on June 18-19, 2013. The following is a link to the webcast of Diamond’s presentation at the conference on June 19th at 9:30am (Eastern Daylight Time): http://wsw.com/webcast/jeff76/dmnd/

To receive email notification of future press releases from Diamond Foods, please visit http://investor.diamondfoods.com and select “email alerts.”

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Financial Summary

Summarized Statement of Operations (Unaudited):

	Three months ended		Nine months ended
	April 30,		April 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
Net sales	$184,905	$207,685	$664,211	$757,429
Cost of sales	141,555	173,457	511,746	619,972

Gross profit	43,350	34,228	152,465	137,457
Operating expenses:
Selling, general and administrative	35,334	33,260	105,781	97,019
Advertising	8,023	7,200	29,362	31,554
Acquisition and integration related expenses	—	11,336	—	40,641
(Gain) loss on warrant liability	1,873	—	(9,236)	—

Total operating expenses	45,230	51,796	125,907	169,214

Income (loss) from operations	(1,880)	(17,568)	26,558	(31,757)
Interest expense, net	14,542	7,701	42,685	19,933

Income (loss) before income taxes	(16,422)	(25,269)	(16,127)	(51,690)
Income taxes (benefit)	(840)	18,748	43	1,710

Net (loss)	$(15,582)	$(44,017)	$(16,170)	$(53,400)

Earnings (loss) per share (EPS):
Basic	$(0.71)	$(2.02)	$(0.74)	$(2.46)
Diluted	$(0.71)	$(2.02)	$(1.08)	$(2.46)
Shares used to compute EPS:
Basic	21,819	21,752	21,774	21,676
Diluted	21,819	21,752	23,514	21,676

Segment Information (Unaudited):

	Three months ended		% Change	Nine months ended		% Change	Year Ended
	April 30,		From	April 30,		From	July 31
(in thousands)	2013	2012	2012 to 2013	2013	2012	2012 to 2013	2012
Net sales
Snacks	$104,201	$102,546	2%	$320,865	$311,804	3%	$425,175
Nuts	80,704	105,139	-23%	343,346	445,625	-23%	556,243

Total	184,905	207,685	-11%	664,211	757,429	-12%	981,418

Gross profit
Snacks	36,684	28,108	31%	109,812	91,553	20%	125,354
Nuts	6,666	6,120	9%	42,653	45,904	-7%	54,368

Total	$43,350	$34,228	27%	$152,465	$137,457	11%	$179,722

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Summarized Balance Sheet Data (Unaudited):

	April 30,
(in thousands)	2013	2012
Total current assets	$251,269	$350,864
Restricted cash	—	6,382
Property, plant and equipment, net	138,420	159,985
Goodwill	401,906	408,075
Other intangible assets, net	428,419	443,276
Other long-term assets	20,886	6,421

Total assets	$1,240,900	$1,375,003

Total current liabilities	$200,008	$290,790
Long-term obligations	579,202	557,115
Deferred income taxes	127,604	132,477
Other liabilities	24,825	28,117
Total stockholders’ equity	309,261	366,504

Total liabilities and stockholders’ equity	$1,240,900	$1,375,003

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Non-GAAP Financial Information

Reconciliation of GAAP Income (Loss) Before Income Taxes to Non-GAAP EPS:

	Three months ended		Nine months ended
	April 30,		April 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
GAAP income (loss) before income taxes	($16,422)	$(25,269)	($16,127)	$(51,690)

(Gain) Loss on warrant liability	1,873	—	(9,236)	—
Reduction of liability due to lease assignment	—	—	(1,319)	—
Adjustment to exclude forbearance fee	—	1,006	—	1,006
Adjustment to remove costs associated with acquisitions and integrations	—	11,336	—	40,641
Adjustment to exclude certain SG&A expenses (1)	12,868	8,309	31,662	21,035

Non-GAAP income before income taxes	(1,681)	(4,618)	4,980	10,992

GAAP income taxes (benefit)	(840)	18,748	43	1,710
Tax effect of Non-GAAP adjustments	(1,967)	(18,462)	(2,549)	(2,392)

Non-GAAP income taxes (benefit)	(2,807)	286	(2,506)	(682)
Non-GAAP net income (loss)	$1,126	$(4,904)	$7,486	$11,674

Non-GAAP EPS-diluted	$0.05	$(0.22)	$0.32	$0.53
Shares used in computing Non-GAAP EPS-diluted	23,500	22,108	23,464	22,026

(1)

Fiscal 2013 SG&A expenses are related primarily to audit committee investigation, restatement-related expenses, legal investigation expenses, consulting fees, accrued contract termination expenses, retention and severance accruals, Fishers plant closure costs and impairment of an intangible asset. These expenses are partially offset by the clawback of bonuses paid to a former CEO and the reversal of certain previously recorded stock compensation expenses associated with former executives.

With respect to the Fishers plant closure costs, the Q3 2013 adjustment includes $4.9 million related to the Fishers operating lease termination liability, which includes future lease obligations and other future standard maintenance costs netted against projected sublease income, ($0.1) million in decrease to severance charges previously recorded, and $0.9 million in other closure costs.

With respect to the impairment of an intangible asset, the Q3 2013 adjustment includes $1.6 million associated with the customer contracts and related relationships.

In the third quarter of fiscal 2012, $7.9 million in costs were incurred due to SG&A expenses related primarily to the audit committee investigation, restatement-related expenses, and legal expenses, and $0.4 million in certain stock-based compensation.

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Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA:

	Three months ended		Nine months ended
	April 30,		April 30
(in thousands)	2013	2012	2013	2012
Net income (loss)	($15,582)	$(44,017)	$(16,170)	$(53,400)
Income taxes (benefit)	(840)	18,748	43	1,710

Income (loss) before income taxes	(16,422)	(25,269)	(16,127)	(51,690)
Interest expense, net	14,542	7,701	42,685	19,933

Income (loss) from operations	(1,880)	(17,568)	26,558	(31,757)
Costs associated with acquisitions and integrations	—	11,336	—	40,641
Reduction of liability due to lease assignment	—	—	(1,319)	—
(Gain) Loss on warrant liability	1,873	—	(9,236)	—
Certain SG&A expenses (1)	12,777	7,863	33,457	20,589
Stock-based compensation expense (2)	1,365	2,291	2,487	7,142
Depreciation and amortization	9,072	7,265	25,210	20,924

Adjusted EBITDA	$23,207	$11,187	$77,157	$57,538

(1)

Fiscal 2013 SG&A expenses are related primarily to audit committee investigation, restatement-related expenses, legal investigation expenses, consulting fees, accrued contract termination expenses, retention and severance accruals, Fishers plant closure costs and impairment of an intangible asset. These expenses are partially offset by the clawback of bonuses paid to a former CEO.

With respect to the Fishers plant closure costs, the Q3 2013 adjustment includes $4.9 million related to the Fishers operating lease termination liability, which includes future lease obligations and other future standard maintenance costs netted against projected sublease income, ($0.1) million in decrease to severance charges previously recorded, and $0.9 million in other closure costs.

With respect to the impairment of an intangible asset, the Q3 2013 adjustment includes $1.6 million associated with the customer contracts and related relationships.

In the third quarter of fiscal 2012, $7.9 million in costs were incurred due to SG&A expenses related primarily to the audit committee investigation, restatement-related expenses, and legal expenses.

(2)	Stock-based compensation for the nine months ended April 30, 2013, included a $2.5 million reversal of certain previously recorded stock compensation expenses associated with former executives.

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About Diamond’s Non-GAAP Financial Measures

This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP financial measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures and its financial statements to evaluate its business.

Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items in its Adjusted EBITDA calculation:

•

The third quarter of fiscal 2013 included $12.8 million of certain charges primarily for Fishers plant closure costs, impairment of an intangible asset, consulting fees and legal expenses. In addition, the quarter included a charge of $1.9 million due to a loss on the Oaktree warrant liability and stock-based compensation expense of $1.4 million.

The Fishers plant closure costs include $4.9 million related to the Fishers operating lease termination liability, which includes future lease obligations and other future standard maintenance costs netted against projected sublease income, ($0.1) million in decrease to severance charges previously recorded, and $0.9 million in other closure costs.

The impairment of intangible asset adjustment includes $1.6 million associated with customer contracts and related relationships.

•

In the third quarter of fiscal 2012, $11.3 million in costs were incurred due to the proposed acquisition of Pringles, $7.9 million due to SG&A expenses related primarily to the audit committee investigation, restatement-related expenses, and legal expenses, and $2.3 million in stock-based compensation.

•	Adjusted EBITDA is used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before interest

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expense, income taxes, depreciation, amortization, equity compensation and certain other expenses, including the aforementioned SG&A and acquisition and integration costs. We believe that adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.

Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and gains required under GAAP. They also reflect the exercise of management judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.

Note Regarding Forward-looking Statements

This press release includes forward-looking statements, including statements about our improvement in gross margins, increase in net price realization, results of cost savings efforts, materialization of cost savings in operations and supply chain projections for net sales, gross margin, advertising spending and suggestions about future financial and operating performance and results that may be implicit in summaries of recent results. We have based these forward-looking statements on our assumptions, expectations and projections about future events only as of the date of this presentation, and we make such forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Many of our forward-looking statements include discussions of trends and anticipated developments under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the periodic reports that we file with the SEC. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “may” and other similar expressions to identify forward-looking statements that discuss our future expectations, contain projections of our results of operations or financial condition or state other “forward-looking” information. You also should carefully consider other cautionary statements elsewhere in this report

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and in other documents we file from time to time with the SEC. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this report. Actual results may differ materially from what we currently expect because of many risks and uncertainties, including: risks relating to our leverage and its effect on our ability to respond to changes in our business, markets and industry; increase in the cost of our debt; compliance with debt covenants; ability to raise additional capital and possible dilutive impact of raising such capital; risks relating to litigation and regulatory proceedings; uncertainties relating to relations with growers; availability and cost of walnuts and other raw materials; increasing competition and possible loss of key customers; and general economic and capital markets conditions.

About Diamond

Diamond Foods is an innovative packaged food company focused on building and energizing brands including Kettle® chips, Emerald® nut varieties, Pop Secret® popcorn, and Diamond of California® nuts. The Company’s products are distributed in a wide range of stores where snacks and nuts are sold.

Corporate Web Site: www.diamondfoods.com

The Diamond Foods, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6112

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